News Release










         BOEING, ROCKWELL AEROSPACE AND DEFENSE UNITS TO MERGE


          SEAL BEACH, Calif., Dec. 5, 1996--The Boeing Company will acquire Rockwell's aerospace and defense units in a transaction valued at approximately $3.1 billion following approval by Rockwell shareholders yesterday. The closing of the transaction is scheduled for tomorrow, Dec. 6, 1996, pending resolution of some remaining issues.

          The move creates one of the strongest aerospace and defense operations in the world with more than 50,000 employees, combined 1995 revenues of $8.7 billion, and expertise in space transportation, launch systems, rocket engines, power systems, satellites, missiles, missile defense, helicopters, military airplanes, guidance and navigation systems, electronics and communications systems.

          It also unites two companies with a proud heritage in the exploration of space and defense of the United States.

          The Rockwell units will be renamed Boeing North American, Inc., and will operate as a subsidiary of The Boeing Company. The subsidiary will report to Boeing Defense & Space Group, which has headquarters in Kent, Wash. Boeing North American will have 21,000 employees, 13,000 of them in Southern California.

          "This is a major milestone for Boeing," said Jerry King, Boeing Defense & Space Group president. "It accelerates us to achieving our 20-year vision, which calls for Boeing to be a fully integrated aerospace company designing, producing and supporting commercial airplanes, defense systems, and defense and civil space systems.

          "The assets and capabilities we are acquiring are an extremely good strategic fit with our long-term objective of creating stockholder value. It also makes Boeing a major employer in California.

          "We anticipate that our defense and space businesses will continue to grow," King said. "We expect the product of this merger to be more efficient as a major contract bidder than the two parts were.

          "Recent contract wins on several key programs, including the Joint Strike Fighter, Airborne Laser and GPS






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satellites, indicate we have good reason for optimism," King said.

          "The people of Rockwell's aerospace and defense units have been anxiously anticipating this day for the past four months," said John McLuckey, president of the new subsidiary. "We have absolutely no doubt that the future of our businesses will be stronger as a part of Boeing.

          "We see synergistic growth opportunities in many areas," McLuckey added. "To ensure that we fully address those opportunities, we have formed eight Integrated Marketing Teams that cut across the two businesses. In addition, we are combining our Washington D.C. offices and field offices so that we can present a unified team to our customers."

          In addition to his role as president of Boeing North
American, McLuckey also has been named an executive vice president of Boeing Defense & Space Group.

          Boeing and Rockwell have worked side by side often over the past 80 years. Both have built aircraft to defend the nation, including such bombers as the B-2, B-1B, B-52, B-29, B-25 and B-17; and fighters such as the F-22, F-100, F-86 and P-51. They also have cooperated on major space programs such as the NASA International Space Station, Space Shuttle and the Apollo moon landings.

          With the acquisition of the Rockwell units, Boeing will have approximately 145,000 employees involved in aerospace and defense programs and commercial airliner design and production.

          Boeing North American headquarters will be in Seal Beach, with major operations throughout Southern California as well as Alabama, Florida, Georgia, Iowa, Louisiana, Mississippi, Ohio,
Oklahoma, Texas and Australia.







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          In addition to its Seattle-area operations, Boeing Defense &
Space Group has major operations in Alabama, California, Florida,
Kansas, Oklahoma, Pennsylvania, Tennessee and Texas.